                             Explanatory Note

      This Pricing Supplement No. 7 is hereby filed to amend Pricing Supplement No. 7, which was filed by the Company on September 19, 1997.

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Pricing Supplement No.  7                      Filed under Rule 424(b)(2)
Dated:  September 18, 1997                     Registration File No.  33-51865
(To Prospectus dated November 8, 1996 and                            333-14257
 Prospectus Supplement dated May 9, 1997.)

Lowe's Companies, Inc.
Medium-Term Notes, Series B


Principal Amount:  $75,000,000.00               Floating Rate Notes:  N/A
                                                 Interest Rate Basis:
Interest Rate:                                    N/A  CD Rate
    X  Fixed          Floating                    N/A  Commercial Paper Rate
Interest Rate (if fixed rate):  7.200%            N/A  Federal Funds Rate
                                                  N/A  LIBOR
Maturity Date:    September 1, 2027               N/A  Treasury Rate
                                                  N/A  Prime Rate
Issue Price (as a percentage                      N/A  Other (see attached):
   of principal amount):   99.653%               Index Maturity:  N/A
                                                 Spread:  N/A
Agent's Discount                                 Spread Multiplier:  N/A
   or Commission:  $656,250.00                   Maximum Interest Rate:  N/A
Net Proceeds to                                  Minimum Interest Rate:  N/A
the Company:    $74,083,500.00                   Initial Interest Rate:  N/A
                                                 Interest Reset Period:  N/A
Settlement Date:  September 23, 1997             Interest Reset Dates:  N/A
Form of Note:                                    Interest Payment Period:  N/A
    X   Book
Interest Payment Dates: March 1 and September 1, commencing March 1, 1998
Other:                                           Regular Record Dates:  A/S

Redemption:

   (X)  The Notes cannot be redeemed prior to the Maturity Date
   ( )  The Notes may be redeemed prior to the Maturity Date.
   Redemption Commencement Date:
   Redemption Periods:
   Redemption Prices:

Optional Repayment:

   (X)  The Notes cannot be repaid prior to the Maturity Date.
   ( ) The Notes can be repaid prior to the Maturity Date at the option of the holder of the notes.
   Optional Repayment Dates:
   Optional Repayment Prices:

        As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement and other Pricing Supplements of this date relate) is $268,000,000.00.

        Lowe's Companies, Inc. (the "Company") has agreed to sell to the Underwriters (the "Underwriters") named below and such Underwriters, acting severally and not jointly, have agreed to purchase from the Company $75,000,000 principal amount of the Company's Medium-Term Notes, Series B at a purchase price of 98.778% of the principal amount for resale at an initial public offering price of 99.653% of the principal amount. The Underwriters intend to resell such Notes at prevailing market prices, at prices related thereto at the time of such resale or otherwise, as determined by such Underwriters. See the accompanying Prospectus Supplement for further
information regarding the Notes described in this Pricing Supplement.   "N/A"
as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".


                                 Merrill Lynch & Co.
                                 Lehman Brothers Inc.
                              Morgan Stanley Dean Witter